UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Maffie, Michael O
   5241 Spring Mountain Road
   Las Vegas, NV  89150
   USA
2. Issuer Name and Ticker or Trading Symbol
   Southwest Gas Corporation
   SWX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Executive Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |14,276 (2)         |I     |401(k) Plan                |
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Common Stock                 |      |    |                  |   |           |64,131(3)          |D     |                           |
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Common Stock                 |      |    |                  |   |           |43 (4)             |I     |Custodian for              |
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                             |      |    |                  |   |           |                   |      |child                      |
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Common Stock                 |      |    |                  |   |           |3,391              |I     |By spouse                  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Employee Stock Option   |$23.36  |07/17|A   |50,000     |A  |(1)  |07/16|Common Stock|50,000 |       |50,000      |D  |            |
                        |        |/2001|    |           |   |     |/2011|            |       |       |            |   |            |
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(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The option vests in three annual installments of 20,000 shares in 2002, 15,000 shares in 2003, and 15,000 shares in 2004, beginning July 17,
2002.
(2) Includes 524 shares acquired in 2001 pursuant to the dividend reinvestment feature of the SWX 401(k) plan.
(3) Includes 1,971 shares acquried in 2001 pursuant to the dividend reinvestment feature of SWX restricted stock plan.
(4) Includes 2 share acquired in 2001 pursuant to the dividend reinvestment plan.
(5) Includes 124 shares acquired in 2001 pursuant to the dividend reinvestment feature of the SWX 401(k) plan.
SIGNATURE OF REPORTING PERSON
/s/Michael O. Maffie by Faye J. Ringler, Attorney in fact
DATE
01/31/2002